EXHIBIT 99.1

SigmaTron International, Inc. and Wagz, Inc. Announce Closing Merger Agreement

ELK GROVE VILLAGE, Ill. and PORTSMOUTH, N.H., Jan. 03, 2022 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA) (“SigmaTron”), an electronic manufacturing services company and Wagz, Inc. (“Wagz”), a privately-held pet technology (“Pet Tech”) company, today announced that the pending Merger Agreement (“Agreement”), has closed on December 31, 2021.  As previously announced in our press release dated December 10, 2021, the objective was to close the transaction by the end of calendar 2021.  Under the final Agreement, the current shareholders of Wagz, excluding SigmaTron, will receive a total of 1,546,592 newly issued shares of SigmaTron common stock.  Wagz will become a wholly-owned subsidiary of SigmaTron.  Gary R. Fairhead will become the Chairman of the Board of Wagz and Terry B. Anderton will remain the Chief Executive Officer and President of Wagz.

Commenting on the closing of the transaction, Gary R. Fairhead, SigmaTron’s Chairman of the Board and Chief Executive Officer, said, “We are pleased that we were able to close the transaction with Wagz as it had been pending for an extended period of time.  We believe that the Pet Tech market remains as strong as it has ever been, with Pet Tech forecasted to grow significantly as a component of the overall pet marketplace.  We believe that Wagz brings unique intellectual property and experience to this expanding marketplace and their product roadmap holds significant promise.  As an Internet of Things ('IoT') company with the potential for recurring revenue, we are excited to join with Wagz to execute their technology vision.”

Terry B. Anderton, Wagz co-founder and Chief Executive Officer, said, “We believe that the capabilities SigmaTron and Wagz have together will provide a competitive advantage in Pet Tech as we execute the Wagz vision together.  With both companies under one structure, we will be able to utilize synergy in the areas of design, manufacturing and distribution, allowing the combined entity to better utilize Wagz intellectual property and provide greater margins overall.  The possibilities that this combination creates are very exciting.”

Mr. Anderton continued, “Please note that Wagz will have a booth at the CES Show in Las Vegas this week and we invite everyone to stop by and meet the Wagz team.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana, Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.  SigmaTron serves markets ranging from industrial products to consumer products and Fortune 500 customers to start-ups.  To learn more about SigmaTron, please visit https://sigmatronintl.com.

About Wagz, Inc.

Wagz was born out of a love of dogs and the desire to be fully connected while keeping them safe. The Wagz pet lifestyle, featuring the Wagz® Freedom Smart Dog Collar™, uses first-of-its-kind Kognition™ technology to deliver a completely connected system, allowing owners to give their dogs newfound freedom, better nutrition, long-lasting health, and more attention. It is the Wagz mission to combine the latest innovations in technology with practical pet expertise, to bring owners the best humane smart dog products. For more information on Wagz, visit www.wagz.com, or find us on Facebook or Instagram.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase-out of LIBOR; the ability to meet the Company’s financial covenant; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 (commonly known as “Coronavirus”) which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, caused plant closings or reduced operations thus reducing output at those facilities; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095